February 2016 Pricing Sheet dated March 1, 2016 relating to Preliminary Pricing Supplement dated February 26, 2016 Registration Statement No. 333-199966 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities
Auto-Callable Securities due March 3, 2021
Based on the Performance of the EURO STOXX 50® Index
Principal at Risk Securities
PRICING TERMS — February 29, 2016
Issuer:	JPMorgan Chase & Co.
Underlying index:	EURO STOXX 50® Index
Aggregate principal amount:	$5,600,000
Automatic early redemption:
If, on any of the determination dates (other than the final determination date), the index closing level is greater than or equal to the initial index value, the securities will be automatically redeemed for a cash payment equal to the early redemption payment payable on the applicable redemption date.

Early redemption payment:
The early redemption payment will be an amount equal to the stated principal amount plus an amount in cash per stated principal amount corresponding to a return of approximately 9.50% per annum or 9.50% for the first determination date and increasing by 2.375% for each subsequent determination date, as follows:

• 1st determination date: $10.9500
• 2nd determination date: $11.1875
• 3rd determination date: $11.4250
• 4th determination date: $11.6625
• 5th determination date: $11.9000
• 6th determination date: $12.1375
• 7th determination date: $12.3750
• 8th determination date: $12.6125

• 9th determination date: $12.8500
• 10th determination date: $13.0875
• 11th determination date: $13.3250
• 12th determination date: $13.5625
• 13th determination date: $13.8000
• 14th determination date: $14.0375
• 15th determination date: $14.2750
• 16th determination date: $14.5125

No further payments will be made on the securities once they have been redeemed.
Payment at maturity:	If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows:
	• If the final index value is greater than or equal to the initial index value:	the maturity redemption payment, which is an amount in cash per stated principal amount corresponding to a return of approximately 9.50% per annum, or $14.75
	• If the final index value is less than the initial index value but greater than or equal to the downside threshold level:	the stated principal amount
• If the final index value is less than the downside threshold level:
(i) the stated principal amount multiplied by (ii) the index performance factor
Under these circumstances, the payment at maturity will be less than 75% of the stated principal amount and could be zero.

Index performance factor:	final index value / initial index value
Downside threshold level:	2,247.2925, which is equal to 75% of the initial index value
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Strike date:	March 1, 2016
Pricing date:	February 29, 2016
Original issue date (settlement date):	March 3, 2016
Maturity date:
March 3, 2021, subject to postponement in the event of for certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.25(2)	$9.70
		$0.05(3)
Total	$5,600,000.00	$168,000.00	$5,432,000.00

(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in the accompanying preliminary pricing supplement for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.25 per $10 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount security
The estimated value of the securities on the pricing date as determined by JPMS was $9.619 per $10 stated principal amount security.  See “Additional Information about the Securities — JPMS’s estimated value of the securities” in the accompanying preliminary pricing supplement for additional information.
The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary pricing supplement describing the offering, the related product supplement no. 4a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Securities” in the accompanying preliminary pricing supplement.
Preliminary pricing supplement dated February 26, 2016: http://www.sec.gov/Archives/edgar/data/19617/000114036116055319/form424b2.htm
Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
Prospectus supplement and prospectus, each dated February 19, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316011251/crt_dp63599-424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.

Auto-Callable Securities due March 3, 2021 Based on the Performance of the EURO STOXX 50® Index Principal at Risk Securities

Terms continued from previous page:
Initial index value:	2,996.39, which was the closing level of the underlying index on the strike date. The initial index value is not the closing level of the underlying index on the pricing date.
Final index value:	The closing level of the underlying index of the underlying index on the final determination date
Determination dates:
March 1, 2017, May 29, 2017, August 29, 2017, November 29, 2017, February 28, 2018, May 29, 2018, August 29, 2018, November 29, 2018, February 28, 2019, May 29, 2019, August 29, 2019, November 29, 2019, February 28, 2020, May 29, 2020, August 31, 2020, November 30, 2020 and February 26, 2021, subject to postponement for non-trading days and certain market disruption events

Redemption dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date
CUSIP/ISIN:	48128B507 / US48128B5075
Listing:	The securities will not be listed on any securities exchange.

February 2016	Page 2